Exhibit 99.1

KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES RECORD
RESULTS FOR THE 2007 THIRD QUARTER

•	2007 third quarter earnings per share were $.64, a 33% increase compared with $.48 earned in the 2006 third quarter

•	2007 first nine months earnings per share were $1.66, a 23% increase compared with $1.35 earned in the 2006 first nine months

•	2007 fourth quarter earnings per share guidance is $.57 to $.62 versus $.44 earned in the 2006 fourth quarter

•	2007 year earnings per share guidance increased to $2.23 to $2.28 versus $1.79 earned in the 2006 year

Houston, Texas (October 24, 2007)– Kirby Corporation (“Kirby”) (NYSE:KEX) today announced record net earnings for the third quarter ended September 30, 2007 of $34.4 million, or $.64 per share, compared with net earnings of $25.9 million, or $.48 per share, for the 2006 third quarter.  Kirby’s initial published 2007 third quarter earnings guidance range was $.53 to $.58 per share, which was revised to exceed $.60 per share on September 24.  Consolidated revenues for the 2007 third quarter were a record $302.6 million, an increase of 14% over the $264.6 million reported for the 2006 third quarter.

“Our record third quarter results mark the 15th consecutive quarter that our earnings exceeded the same quarter of the previous year,” said Joe Pyne, Kirby’s President and Chief Executive Officer.  “Our marine transportation demand fundamentals remain the best we have seen since the early 1980s, with our fleet of tank barges and towboats essentially fully utilized.  Pricing for our services continues to trend upward.  Our diesel engine services segment continues to benefit from strong service activity and direct parts sales in the majority of its markets, as well as from the accretive acquisitions during 2006 and 2007, including the acquisition of Saunders Engine and Equipment Company, Inc. (“Saunders”) on July 20, 2007 for $12.4 million in cash, subject to working capital adjustments.”

Kirby reported record net earnings for the 2007 first nine months of $89.0 million, or $1.66 per share, compared with $72.0 million, or $1.35 per share, for the first nine months of 2006.  Consolidated revenues for the 2007 first nine months were a record $864.8 million, an 18% increase compared with $732.8 million for the first nine months of 2006.

Segment Results

Marine transportation revenues and operating income for the 2007 third quarter increased 14% and 34%, respectively, compared with the third quarter of 2006.  For the first nine months of 2007, marine transportation revenues and operating income increased 13% and 24% compared with the 2006 first nine months.  The higher results for both periods reflected continued strong demand in all of Kirby’s transportation markets:   petrochemical, black oil, refined products and agricultural chemicals.  The marine transportation operating margin was a record 22.9% for the 2007 third quarter compared with 19.6% for the 2006 third quarter.  The improved operating margin reflected the strong demand, higher rates on contract renewals and spot market pricing, continued improvements in the current shortage of vessel personnel and towboats, and better weather conditions.

The diesel engine services revenues and operating income for the 2007 third quarter increased 14% and 16%, respectively, compared with the 2006 third quarter.  For the first nine months of 2007, diesel engine services revenues and operating income increased 44% and 45% compared with the 2006 first nine months.   The results for both 2007 periods reflected the accretive acquisitions of Global Power Holding Company in June 2006, Marine Engine Specialists, Inc. in July 2006, and Saunders in July 2007, all high-speed diesel engine service companies.  The diesel engine services operating margin was 15.5% for the 2007 third quarter compared with 15.3% for the 2006 third quarter, benefiting from continued strong markets, high labor utilization, and higher service rates and parts pricing implemented during 2006 and the 2007 first nine months.

Outlook

Commenting on the 2007 fourth quarter market conditions and guidance, Mr. Pyne said, “We expect our marine transportation business levels to remain strong and anticipate contract and spot market rate increases to be consistent with the first nine months of 2007.  We anticipate that some deterioration in operating conditions caused by winter weather will increase delay days and decrease efficiency.  Business levels in our diesel engine services markets remain strong as we enter the fourth quarter.  For the 2007 fourth quarter, our earnings guidance is $.57 to $.62 per share, reflecting a 30% to 41% increase compared with $.44 per share for the 2006 fourth quarter.  For the 2007 year, we are increasing our earnings guidance to $2.23 to $2.28 per share, reflecting a 25% to 27% increase over the 2006 net earnings of $1.79 per share.  Our capital spending guidance for 2007 is $150 to $160 million, which includes approximately $67 million for the construction of new tank barges and towboats.”

Conference Call

A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, October 25, 2007, to discuss the 2007 third quarter performance as well as the outlook for the 2007 fourth quarter and year.  The conference call number is 888-328-2514 for domestic callers and 706-679-3262 for international callers.  The leader’s name is Steve Holcomb.  An audio playback will be available at 1:00 p.m. central time on Thursday, October 25, through 6:00 p.m. central time on Friday, November 23, by dialing 800-642-1687 for domestic and 706-645-9291 for international callers.  The conference ID number is 19773950.  The conference call can also be accessed by visiting Kirby’s homepage at http://www.kirbycorp.com/ or at http://audioevent.mshow.com/337749/.  A replay will be available on each of those web sites following the conference call.

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings is included in this press release.

This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2006 and 2005 years and quarters are available at Kirby’s web site, www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system.  Kirby also owns and operates four ocean-going barge and tug units transporting dry-bulk commodities in United States coastwise trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2007	2006 (1)	2007	2006 (1)
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$241,329	$211,080	$680,139	$604,551
Diesel engine services	61,227	53,532	184,636	128,256
	302,556	264,612	864,775	732,807
Costs and expenses:
Costs of sales and operating expenses	186,338	169,003	542,545	470,587
Selling, general and administrative	31,313	29,321	91,287	79,600
Taxes, other than on income	3,237	3,289	9,626	9,879
Depreciation and amortization	20,407	16,689	60,274	47,294
Loss (gain) on disposition of assets	(30)	(255)	531	(1,197)
	241,265	218,047	704,263	606,163

Operating income	61,291	46,565	160,512	126,644
Equity in earnings of marine affiliates	22	88	225	641
Other expense	(274)	(389)	(682)	(457)
Interest expense	(5,236)	(4,503)	(15,826)	(10,505)

Earnings before taxes on income	55,803	41,761	144,229	116,323
Provision for taxes on income	(21,373)	(15,911)	(55,240)	(44,319)

Net earnings	$34,430	$25,850	$88,989	$72,004

Net earnings per share of common stock:
Basic	$.65	$.49	$1.68	$1.37
Diluted	$.64	$.48	$1.66	$1.35
Common stock outstanding (in thousands):
Basic	52,983	52,587	52,892	52,400
Diluted	53,802	53,392	53,709	53,269

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Third Quarter		Nine Months
	2007	2006 (1)	2007	2006 (1)
	(unaudited, $ in thousands except per share amounts)
EBITDA: (2)
Net earnings	$34,430	$25,850	$88,989	$72,004
Interest expense	5,236	4,503	15,826	10,505
Provision for taxes on income	21,373	15,911	55,240	44,319
Depreciation and amortization	20,407	16,689	60,274	47,294
	$81,446	$62,953	$220,329	$174,122

Capital expenditures	$27,455	$45,728	$123,027	$110,114
Acquisitions of businesses and marine equipment	$12,374	$22,652	$61,766	$139,425

			September 30,
			2007	2006 (1)
			(unaudited, $ in thousands)
Long-term debt, including current portion			$333,732	$326,810
Stockholders’ equity			$732,241	$627,720
Debt to capitalization ratio			31.3%	34.2%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2007	2006 (1)	2007	2006 (1)
	(unaudited, $ in thousands)

Marine transportation revenues	$241,329	$211,080	$680,139	$604,551

Costs and expenses:
Costs of sales and operating expenses	143,232	132,195	411,299	380,284
Selling, general and administrative	20,925	19,067	61,796	56,006
Taxes, other than on income	3,020	3,009	8,901	9,153
Depreciation and amortization	18,939	15,492	56,200	44,463
	186,116	169,763	538,196	489,906

Operating income	$55,213	$41,317	$141,943	$114,645

Operating margins	22.9%	19.6%	20.9%	19.0%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2007	2006	2007	2006
	(unaudited, $ in thousands)

Diesel engine services revenues	$61,227	$53,532	$184,636	$128,256

Costs and expenses:
Costs of sales and operating expenses	43,106	36,808	131,246	90,293
Selling, general and administrative	7,358	7,588	21,080	16,150
Taxes, other than income	203	120	638	343
Depreciation and amortization	1,085	824	2,976	1,638
	51,752	45,340	155,940	108,424

Operating income	$9,475	$8,192	$28,696	$19,832

Operating margins	15.5%	15.3%	15.5%	15.5%

OTHER COSTS AND EXPENSES

	Third Quarter		Nine Months
	2007	2006	2007	2006
	(unaudited, $ in thousands)

General corporate expenses	$3,427	$3,199	$9,596	$9,030
Loss (gain) on disposition of assets	$(30)	$(255)	$531	$(1,197)

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Third Quarter		Nine Months
	2007	2006	2007	2006

Ton Miles (in millions) (3)	4,353	4,045	12,510	11,936
Revenue/Ton Mile (cents/tm) (4)	5.3	5.0	5.2	4.8
Towboats operated (average) (5)	255	242	252	241
Delay Days (6)	1,444	1,200	5,846	5,049
Average cost per gallon of fuel consumed	$2.21	$2.08	$1.96	$1.97
Tank barges:
Active			913	903
Inactive			49	53
Barrel capacities (in millions):
Active			17.3	17.0
Inactive			.9	1.0

(1)
In the 2007 first quarter, Kirby adopted Financial Accounting Standards Board Staff Position No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities.”  The guidance prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in interim and annual financial reporting periods because an obligation has not occurred and therefore a liability should not be recognized.  The adoption resulted in the recast of Kirby’s 2006 quarterly results, reducing the first quarter net earnings by $69,000, increasing the second quarter by $310,000, increasing the third quarter by $250,000 and increasing the first nine months by $491,000.  The recast reduced the 2006 first quarter diluted earnings per share by $.01 to $.42, had no impact on the second and third quarter diluted earnings per share, and increased the 2006 first nine months diluted earning per share by $.01 to $1.35.  The adoption had no impact on Kirby’s annual financial statements.

(2)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(3)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(4)	Inland marine transportation revenues divided by ton miles. Example: Third quarter 2007 inland marine revenues of $230,615,000 divided by 4,353,000,000 marine transportation ton miles = 5.3 cents.
(5)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(6)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.

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